EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       Six        Three
                                                                                    Months       Months
                                                                                     Ended        Ended
                                                                                   June 30      June 30
(Dollars in Millions)                                                                 1997         1997
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
EARNINGS
 1.   Net income ..............................................................   $  350.1      $ 178.3
 2.   Applicable income taxes .................................................      206.0        105.0
                                                                                  ---------------------
 3.   Net income before taxes (1 + 2)                                             $  556.1      $ 283.3
                                                                                  =====================
 4.   Fixed charges:
      a.   Interest expense excluding interest on deposits ....................   $  247.7      $ 130.1
      b.   Portion of rents representative of interest and amortization of
            debt expense ......................................................       12.4          6.2
                                                                                  ---------------------
      c.   Fixed charges excluding interest on deposits (4a + 4b) .............      260.1        136.3
      d.   Interest on deposits ...............................................      319.9        161.3
                                                                                  ---------------------
      e.   Fixed charges including interest on deposits (4c + 4d) .............   $  580.0      $ 297.6
                                                                                  =====================
 5.   Amortization of interest capitalized ....................................   $     --      $    --
 6.   Earnings excluding interest on deposits (3 + 4c + 5) ....................      816.2        419.6
 7.   Earnings including interest on deposits (3 + 4e + 5) ....................    1,136.1        580.9
 8.   Fixed charges excluding interest on deposits (4c) .......................      260.1        136.3
 9.   Fixed charges including interest on deposits (4e) .......................      580.0        297.6

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6/line 8) ..........................       3.14         3.08
11.   Including interest on deposits (line 7/line 9) ..........................       1.96         1.95
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